SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 13, 2004

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-7955	41-0950791
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

201 Mentor Drive
Santa Barbara, California 93111
(Address of principal executive offices)

Registrant's telephone number, including area code:
(805) 879-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement

On December 13, 2004, Mentor entered into an agreement to repurchase 1,500,000 shares of its Common stock from two investment partnerships managed by ValueAct Capital at a purchase price of $33.85 per share, the closing price of the Common Stock on the NYSE on such date.  On December 14, Mentor repurchased an additional 750,000 shares of its Common stock from the same investment partnerships at $34.00 per share, a small discount to the closing price on the NYSE of $34.41.  The 2.25 million shares were repurchased for a total of $76.3 million pursuant to the Company's continuing stock repurchase program and represent approximately 5% of outstanding shares before the transactions.   After the transactions, ValueAct Capital, through several of its investment partnerships, continues to own more than 4.6 million shares of Common Stock, or approximately 11% of the outstanding shares of Mentor and continues to be represented on Mentor's Board of Directors by Mr. Jeff Ubben.  Approximately 1.3 million shares of Common Stock remain authorized for repurchase.  All shares repurchased under the program have been retired and are no longer deemed to be outstanding.  There is no guarantee that the remaining shares authorized for repurchase will ultimately be repurchased.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR CORPORATION

Date:  December 16, 2004                        /s/JOSHUA H. LEVINE
Joshua H. Levine
Chief Executive Officer

Date:  December 16, 2004                        /s/LOREN L. MCFARLAND
                                                            Loren L. McFarland
                                                            Chief Financial Officer